(Retail)

Exhibit 8(cccc)(7)

Schedule A Revisions to Participation Agreement (TST)

(Retail)

SCHEDULE A

TO

PARTICIPATION AGREEMENT

BETWEEN

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK

AND

TRANSAMERICA CAPITAL, INC.

DATED

SEPTEMBER 1, 2008

ACCOUNTS, CONTRACTS, FUNDS

EFFECTIVE AS OF FEBRUARY 5, 2014

SEPARATE ACCOUNTS

ML of New York Variable Annuity Separate Account D

POLICIES/CONTRACTS

Merrill Lynch Investor Choice Annuity® (NY) (IRA Series)

Merrill Lynch IRA Annuity® (NY)

FUNDS – CLASS A SHARES

Transamerica Diversified Equity

Transamerica Dividend Focused

Transamerica Flexible Income

Transamerica Growth Opportunities

Transamerica Small/Mid Cap Value